UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NET 1 UEPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NET 1 UEPS TECHNOLOGIES, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 8, 2016

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To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 8, 2016 at 16h00, local time (09h00 Eastern Time), for the following purposes:

1.	To elect five directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2017.

3.	To hold an advisory vote to approve executive compensation.

4.	To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 23, 2016, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2016, which is enclosed with this proxy statement.

The Board of Directors,

Serge C. P. Belamant
Chairman and Chief Executive Officer

Johannesburg, South Africa
September 30, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 8, 2016. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/Approved/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register (“South African Shareholders”) are referred to the special instructions contained on page 4 of this proxy statement.

NET 1 UEPS TECHNOLOGIES, INC.

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PROXY STATEMENT
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We are furnishing this proxy statement in connection with the solicitation by our Board of Directors (“Board”) of proxies for use at the annual meeting of shareholders to be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 8, 2016 at 16h00, local time (09h00 Eastern Time). Our annual report on Form 10-K and our proxy materials were first mailed on or about September 30, 2016.

VOTING RIGHTS AND PROCEDURES

Shareholders who owned our common stock at the close of business on September 23, 2016, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 52,521,345 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in “street name”), that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

•

Proposal No 1—Our five director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.

•

Proposal No. 2—The ratification of the selection of Deloitte & Touche (South Africa) (“Deloitte”) to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

•

Proposal No. 3— The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the annual meeting that is not on the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

•	FOR each of the director nominees;

•	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm; and

•	FOR the approval of executive compensation.

If your shares are held in “street name,” and you do not instruct the bank or broker as to how to vote your shares on Proposals 1 or 3, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

The Board recommends:

•	a vote FOR each of the director nominees;

•	a vote FOR ratification of Deloitte as our independent registered public accounting firm; and

•	a vote FOR the approval of executive compensation.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/Approved/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) in the United States under the symbol “UEPS” and, via a secondary listing, on the Johannesburg Stock Exchange (“JSE”), in South Africa under the symbol “NT1.” Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is Link Market Services South Africa (Pty) Ltd (“Link Market”), 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, 2001, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked “Net 1 UEPS Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register” must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to Link Market so as to reach them by 16h00, local time, on November 4, 2016. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant (“CSDP”) or broker, other than with own-name registration, should not complete the South African proxy. Instead they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to Link Market.

Solicitation

We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election each of our current directors (see “Information Regarding the Nominees” for information on all directors) for a one-year term.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR election of each of the director nominees.

Information Regarding the Nominees

Serge C. P. Belamant 63 years old Director since 1997

Mr. S.C.P. Belamant founded our Company and has been our Chief Executive Officer since 2000 and the Chairman of our Board since 2003. Mr. S.C.P. Belamant has more than 30 years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Mr. S.C.P. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that is still rated as one of the largest ATM switching systems in the world. Mr. S.C.P. Belamant has patented a number of inventions in a number of fields, including biometrics and gaming.

The Board believes that Mr. S.C.P. Belamant’s strategic vision, technological ingenuity and extensive knowledge of the payments industry makes him an invaluable member of the Board. Mr. S.C.P. Belamant has been the guiding force behind the development of most of our products and services.

Herman G. Kotzé 47 years old Director since 2004

Mr. Kotzé has been our Chief Financial Officer, secretary and treasurer since 2004. From January 2000 until June 2004, he served on the board of Aplitec as Group Financial Director. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Prior to joining Aplitec, Mr. Kotzé was a business analyst at the Industrial Development Corporation of South Africa. Mr. Kotzé is a qualified South African chartered accountant.

The Board believes that Mr. Kotzé’s financial, accounting and taxation expertise and experience with corporate transactions, as well as his long history with our Company and deep knowledge of our business and industry makes him well-suited to serve as a director.

Christopher S. Seabrooke 63 years old Director since 2005

Mr. Seabrooke is Chief Executive Officer and a director of Sabvest Limited, an investment holding company which is listed on the JSE. Mr. Seabrooke also serves as a non-employee director of the following JSE listed companies: Brait SE, Datatec Limited, Massmart Holdings Limited, Metrofile Holdings Limited, Torre Industries Limited and Transaction Capital Limited. In the past five years he was also a non-employee director of JSE listed Chrometco Limited. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he was the Chairman of the South African State Theater and the Deputy Chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

The Board believes that Mr. Seabrooke’s expertise in finance, accounting and corporate governance and broad experience as a director of several publicly-traded companies covering a broad range of industries makes him a valuable member of our Board.

Alasdair J. K. Pein 56 years old Director since 2005

Mr. Pein is currently CEO of Ascension Partners Limited, a Cayman-based provider of investment services to high net worth clients. Mr. Pein is a director of Mundane International Limited, a Guernsey-based financial investment fund. Mr. Pein also serves as a director of Ecolutia Services AG, a global provider of water, wastewater and environmental treatment solutions. Between 1994 and March 2009, Mr. Pein served as the CEO of the Oppenheimer family’s private equity business. During this period of time Mr. Pein held directorships of a number of private companies. Mr. Pein is a qualified South African chartered accountant.

The Board believes that Mr. Pein’s financial and accounting expertise, as well as his private equity experience and skills in dealing with compensation, human resources and corporate governance issues, makes him a valuable member of our Board.

Paul Edwards 62 years old Director since 2005

Mr. Edwards is Chairman of Equilibre Bioenergy Production Limited, Merry Financial Services (Pty) Ltd and Integrated Pipeline Solutions (Pty) Ltd. He is also a director of Emerging Markets Payments Holdings, an Africa and Middle East payments business. Previously, Mr. Edwards was a non- employee director of Starcomms Limited, a Nigerian telecommunications operator; Executive Chairman of Chartwell Capital, a corporate finance house; Chief Executive Officer of MTN Group, a pan-African mobile operator, and Group Chief Executive of Johnnic Holdings Ltd, a diversified holding company.

Mr. Edwards has a BSc and an MBA from the University of Cape Town.

The Board believes that Mr. Edwards’ knowledge and experience of the payments and telecommunications industries, especially in Africa, provides us with valuable insight into the potential opportunities to expand our business internationally and makes him a valuable member of our Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has proposed that Deloitte be selected to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2017. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2017. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR ratification of the selection of Deloitte.

PROPOSAL NO. 3: AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “named executive officers” or NEOs. This proposal, which is commonly referred to as “say on pay,” is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The “Executive Compensation” section of this proxy statement beginning on page 13, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2016.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding advisory basis.”

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2016, our Board held a total of six meetings. All of the directors who served during our 2016 fiscal year attended 100% of the meetings of the Board. All of the directors attended 100% of the aggregate number of meetings of those committees of the Board on which such director served during the year. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

All of our directors who served during fiscal 2016 attended last year’s annual meeting, except Messrs. S.C.P. Belamant and Edwards. The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings.

The Board annually examines the relationships between the Company and each of our directors. After this examination, the Board has concluded that Messrs. Seabrooke, Pein and Edwards are “independent” as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The members of our Board Committees are presented in the table below:

Nominating and
Corporate
	Audit	Remuneration	Governance
Director	Committee	Committee	Committee
Serge C.P. Belamant (#)
Paul Edwards	X	X	X
Herman G. Kotzé (#)
Alasdair J.K. Pein	X	X*	X
Christopher S. Seabrooke	X*	X	X*
# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Messrs. Seabrooke, Pein and Edwards, with Mr. Seabrooke acting as the Chairperson. The Board has determined that Mr. Seabrooke is an “audit committee financial expert” as that term is defined in applicable SEC rules, and that all three members meet Nasdaq’s financial literacy criteria. The Audit Committee held eight meetings during the 2016 fiscal year. See “Audit Committee Report” on page 32.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our registered public accounting firm;

•	the performance of our independent auditors and of the internal audit function;

•	the accounting and financial reporting processes and the audits of our financial statements; and

•	our systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by us.

A copy of our Audit Committee charter is available without charge on our website, www.net1.com under the “Investor Relations–Governance” section.

Remuneration Committee

The Remuneration Committee comprises Messrs. Pein, Seabrooke and Edwards, with Mr. Pein acting as the Chairperson. The Remuneration Committee held five meetings during the 2016 fiscal year. The Remuneration Committee has the following principal responsibilities, authority and duties:

•

review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer’s compensation, including incentive-based and equity- based compensation, based on such evaluation;

•	make recommendations to the Board with respect to incentive and equity-based compensation plans;

•

review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited, to employment contracts, change-in-control provisions and severance arrangements;

•

administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans;

•	review annually and make recommendations to the Board regarding director compensation;

•	assist management in developing and, when appropriate, recommend to the Board, the design of compensation policies and plans;

•

review and discuss with management the disclosures in our “Compensation Discussion and Analysis” and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports; and

•

recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC.

A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com under the “Investor Relations–Governance” section.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee comprises Messrs. Seabrooke, Pein and Edwards, with Mr. Seabrooke acting as the Chairperson. The Nominating and Corporate Governance Committee held three meetings during the 2016 fiscal year. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	monitor the composition, size and independence of the Board;

•	establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board;

•	monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board;

•	make recommendations regarding proposals submitted by our shareholders;

•	establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance;

•	review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board; and

•	make recommendations to the Board regarding management succession planning and corporate governance best practices.

A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com under the “Investor Relations–Governance” section.

     BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by our Chairman, Mr. S.C.P. Belamant, who is also our Chief Executive Officer. The Board believes that Mr. S.C.P. Belamant’s service as both Chairman of the Board and Chief Executive Officer is in our best interests and the best interests of our shareholders.

A combined Chairman and Chief Executive Officer leadership structure is commonly utilized by public companies in the United States, and our Board believes that this leadership structure has been effective for us and minimizes the potential for duplication of efforts and conflict of roles.

Mr. S.C.P. Belamant possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus better positioned than a non-employee Chairman to focus the Board’s time and attention on the matters that are most critical to us. Additionally, having one person serve as both Chairman of the Board and Chief Executive Officer enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, customers and suppliers.

While our Amended and Restated By-Laws do not require that the roles of Chairman of the Board and Chief Executive Officer be filled by the same person, our Board believes that having Mr. S.C.P. Belamant fill both positions is the appropriate leadership structure for us.

We do not have a lead director. The Board believes that all of our independent directors are active and engaged Board members and that a number of them fulfill a lead director role at various times depending upon the particular issues involved. Further, Mr. Seabrooke, who is the Chairman of both the Nominating and Corporate Governance Committee and the Audit Committee and is a member of the Remuneration Committee, presides over all executive sessions of the independent directors.

The Board’s Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

Our Enterprise Risk Management Committee is responsible for identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. The Enterprise Risk Management Committee comprises our Chief Executive Officer (who serves as Chairperson), Chief Financial Officer and Group Compliance Officer. The Group Compliance Officer meets semi-annually with the leaders of our various business units and his findings are reported to and discussed by the Enterprise Risk Management Committee. The Enterprise Risk Management Committee meets and reports to the Audit Committee semi-annually.

The Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or remuneration committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates’ viewpoints, background and experience, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board that are properly submitted in accordance with Section 4.16 of our Amended and Restated By-Laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.
Board of Directors
PO Box 2424
Parklands, 2121, South Africa
Fax: 27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of corporate governance guidelines. We will continue to monitor our corporate governance guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our corporate governance guidelines is available on our website at www.net1.com under the “Investor Relations–Governance” section.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including our Chief Executive Officer, our Chief Financial Officer (who also serves as our principal accounting officer) and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available upon request made either by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa or by telephone to our Investor Relations Department at + 1 917-767-6722. A copy of our code of ethics is also available free of charge on our website at www.net1.com under the “Investor Relations–Governance” section.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2016, our non-employee directors received compensation as described below.

	Fees Earned or	Stock Awards(1)(2)	Stock Options
Name	Paid in Cash ($)	($)	($)	Total ($)
Paul Edwards	90,000	90,000	-	180,000
Alasdair J.K. Pein	120,000	120,000	-	240,000
Christopher S. Seabrooke	150,000	150,000	-	300,000

(1) As of June 30, 2016, the number of shares of restricted stock held by each non-employee director is as follows: Mr. Edwards – 8,445 Mr. Pein – 11,301; Mr. Seabrooke – 14,120.

(2) Represents shares of restricted stock granted on August 19, 2015, one-third of which vest on August 19, 2016, 2017 and 2018, respectively. Vesting of such shares is conditioned upon the recipient’s continuous service as a member of our Board through the applicable vesting date. The dollar value reflected is based on the closing price of our common stock on the date of grant. Based on this price, the number of shares granted was as follows: Mr. Edwards—4,489; Mr. Pein—5,985 and Mr. Seabrooke—7,481.

In determining fiscal 2016 compensation, the Board analyzed the annual compensation of non-employee directors of U.S.- and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: Heartland Payment Systems, Inc., Global Payments Inc., WEX Inc., Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc., Jack Henry & Associates, Inc., Sage Group plc and Green Dot Corporation. In addition, the Board considered the various roles of the non-employee directors. Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2016:

Number of
securities
	Number of	Weighted	remaining
	securities to be	average	available for
	issued upon	exercise price	future issuance
	exercise of	of	under equity
	outstanding	outstanding	compensation
	options,	options,	plans (excluding
	warrants and	warrants and	securities reflected
	rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders
Stock incentive plan	1,979,761	$15.60	3,236,023

Equity compensation plans not approved by security holders

Stock options granted to employees of Prism Holdings
Proprietary Limited group (“Prism”) (1)	97,763	$22.51	-

Total	2,077,524		3,236,023

(1)   In connection with the acquisition of Prism in July 2006, we granted Prism employees options to purchase shares of common stock at an exercise price of $22.51 per share, which was the average of the high and low sale prices of the common stock on the date of grant. These options expired unexercised on August 24, 2016.

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2016 and concluded that they do not motivate imprudent risk taking. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including:

•	a balanced mix between cash and equity, and annual and longer-term incentives;

•	caps on incentive awards at reasonable levels;

•	linear payouts between target levels with respect to annual cash incentive awards;

•	discretion on individual awards, particularly in special circumstances; and

•	long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2016 Compensation Summary

•

Base salary—Base salary represents a significant portion of compensation, given the cash generative nature of our business. Mr. S.C.P. Belamant, our Chief Executive Officer, Mr. Kotzé, our Chief Financial Officer, Mr. P.M. Belamant, Managing Director—ZAZOO Limited and Mr. Soma, our Vice President—Information Technology, each received a 3% base salary increase for fiscal 2016.

•

Cash incentive awards for Messrs. S.C.P. Belamant and Kotzé—In August 2015, we established an annual cash incentive award plan for fiscal 2016 for Messrs. S.C.P. Belamant and Kotzé, as we have done in prior years. The plan was intended to link payment to the achievement of specific financial performance (quantitative) goals on a Company-wide basis, and operational (qualitative) goals. Based on our fiscal 2016 financial performance, Messrs. S.C.P. Belamant and Kotzé did not achieve the quantitative goal and, accordingly, no payment was made under this component of the award. Messrs. S.C.P. Belamant and Kotzé each received 83.33% of the potential amount of the qualitative portion of the award for their achievement of specified goals related to the implementation of strategic and operating plans, including, in the case of Mr. S.C.P. Belamant , development of a succession plan for senior management; growth and geographical expansion of our mobile payments business; and establishment of our UK presence with appropriate staffing levels to support our geographic expansion strategy.

•

Cash incentive awards for Mr. Oh—Mr. Oh achieved 70% of the quantitative award and 100% of the qualitative award for fiscal 2016 under his KSNET service agreement. Mr. Oh did not achieve any of his qualitative targets under his Net1 Korea service agreement for fiscal 2016.

•

Bonuses for Messrs. S.C.P. Belamant, Kotzé, P.M. Belamant and Soma—Messrs. S.C.P. Belamant, Kotzé, P.M. Belamant and Soma, received a bonus of $100,425, $53,148, $66,772 and $113,558, respectively, for fiscal 2016.

•

Stock-based awards—We made an annual award of restricted stock with performance and time- based vesting provisions to a group of employees that included Messrs. S.C.P. Belamant, Kotzé, Oh, P.M. Belamant and Soma.

Overview

The goal of our executive compensation program is the same as our goal for operating the Company—to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers. This section of the proxy statement explains how our compensation program is designed and operates in practice with respect to the five individuals who comprised our named executive officers at the end of our 2016 fiscal year— Messrs. S.C.P. Belamant, Kotzé, Oh, P.M. Belamant and Soma.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us.

We consider the mix of our compensation components from year to year based on our overall performance, an executive’s individual contributions, and compensation practices of other U.S.- and UK-based public companies including companies in our “peer group” described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long term.

The chart below illustrates the mix of the elements of the 2016 compensation program we established for our named executive officers who are eligible for incentive compensation, using target levels for the cash incentive component.

Compensation Objectives

Performance. We reward excellent performance by our named executive officers and motivate them to continue to produce superior, long-term results through a combination of cash bonuses, incentive payments that depend on achievement of pre-defined levels of financial and operating goals and equity awards in the form of stock options or restricted stock that derive their value from increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer’s scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness. Equity incentive compensation generally focuses on achievement of longer term results.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards, stock option awards which increase in value as our stock price increases and restricted stock awards which vest over time and are granted or become vested upon the satisfaction of specified performance goals.

Retention. The long tenure of our management team, in particular, Messrs. S.C.P. Belamant, Kotzé and Soma, has made them especially knowledgeable about our business and industry and thus particularly valuable to us. Mr. S.C.P. Belamant, in particular, has intricate knowledge of, and has created large parts of the proprietary technology and software deployed by us in our operations, which is an indispensable part of our technological advantage in our various operations and future developments in our growth pipeline. We wish to avoid losing these long-tenured officers and their invaluable knowledge, particularly given how important they are to our future performance. Therefore, retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The extended vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Process for Determining Compensation. The Remuneration Committee analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The Remuneration Committee then uses this knowledge to develop our executive compensation program based on its judgment of what is appropriate and necessary to fulfill and maintain our staffing needs. As described in more detail below, it considers internal pay equity as between the Chief Executive Officer and the Chief Financial Officer and uses a formulaic approach to set the Chief Financial Officer’s compensation relative to the Chief Executive Officer’s compensation but does not do so for the other named executive officers.

The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of payment processing companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets.

Our peer group, which includes both U.S. and UK listed companies, consists of the following companies: Heartland Payment Systems, Inc., Global Payments Inc., WEX Inc., Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc., Jack Henry & Associates, Inc., Sage Group plc and Green Dot Corporation.

The Remuneration Committee’s process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, the relative market capitalizations of the Company and the members of the peer group. The Remuneration Committee sets the compensation of Mr. Kotzé based on the total compensation package of Mr. S.C.P. Belamant. Since the role played by Mr. Kotzé is significantly broader than that of a typical Chief Financial Officer, the Remuneration Committee’s goal is to set this package at approximately 45% to 65% of Mr. S.C.P. Belamant’s total compensation package. Because the Remuneration Committee considers international comparables in its compensation analysis for both Messrs. S.C.P. Belamant and Kotzé, their total compensation packages are denominated in U.S. dollars (“USD”). Because Mr. Soma’s compensation package is derived from the amount of compensation we pay to Mr. Kotzé, his compensation package is also denominated in USD. Our executive officers based in South Africa may elect to be paid in a currency other than USD, in which case the U.S. dollar amount is converted into South African Rand (“ZAR”) at the exchange rate in effect at the time of payment.

In addition, as a result of Mr. S.C.P. Belamant’s relocation to the UK, from December 2015, he is paid his USD-denominated base salary in USD. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria for Messrs. S.C.P. Belamant and Kotzé. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

Compensation for fiscal 2016 for Mr. Oh was determined in accordance with his service agreements. Mr. Oh’s compensation is denominated and paid in Korean won (KRW) in accordance with the terms of his negotiated service agreements. Under the service agreements, he receives a base salary and is entitled to receive a cash incentive payment based upon the achievement of certain targets that are linked to the operating performance of Net1 Korea and KSNET. We have aligned KSNET’s fiscal year end with ours. However, in order to remain consistent with our Korean peer competitors, we continue to determine Mr. Oh’s cash incentive payment (and our KSNET staff’s remuneration) using KSNET’s financial results for the twelve month period ending December of each year. Accordingly, we determined Mr. Oh’s cash incentive payment for the twelve month period ended December 31, 2015.

Before the Remuneration Committee makes decisions on compensation for the year, it discusses with Mr. S.C.P. Belamant each executive officer’s performance during the year, his or her accomplishments and specific areas of progress. Mr. S.C.P. Belamant bases his evaluation on his knowledge of each executive officer’s performance (with due regard to the operational environment) and targets that have been set for a particular performance period. The executive officers are then evaluated based on their individual performance during the fiscal year. Mr. S.C.P. Belamant makes a recommendation to the Remuneration Committee on each executive officer’s compensation, except for his own and Mr. Kotzé’s compensation. Executive officers do not propose or seek approval for their own compensation. Mr. S.C.P. Belamant’s and Mr. Kotzé’s annual performance review is developed by the Remuneration Committee as a whole.

The Remuneration Committee also consults with Messrs. S.C.P. Belamant and Kotzé regarding non-executive officer employee compensation and is responsible for approving all awards under our stock incentive plan.

Equity Grant Practices. We believe that long-term performance of our Company is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of stock options and restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, as measured by creation of shareholder value, and help align the interests of our shareholders and employees. We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders to permit the grant of stock options and other stock-based awards to our employees, directors and consultants. Options granted under the plan vest ratably over a period of three to five years after grant unless otherwise provided in a particular award agreement and have ten-year terms from the date of grant.

In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive’s then current cash total compensation package (which includes salary, potential bonus and cash incentive award plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of shares available for grants pursuant to our stock incentive plan.

We record stock-based compensation charges over the vesting term of the equity award as required under current accounting standards. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that combining grants of stock options and restricted stock effectively balances our objective of focusing our employees, including our named executive officers, on delivering long-term value to our shareholders, with our objective of providing value to our employees with the equity awards.

Stock options have value only to the extent that our stock price on the date of exercise exceeds the stock price on the date of grant or any particular minimum share price necessary to vest such options, and thus are an effective compensation tool only if the stock price appreciates during the vesting term. In this sense, stock options are a motivational tool.

Employment Agreements. Messrs. S.C.P. Belamant, Kotzé, P.M. Belamant and Soma are employed on an “at will” basis, without employment agreements, severance payment arrangements (except as required by local labor laws), or payment arrangements that would be triggered by a change in control. The absence of such arrangements enables us to terminate the employment of these named executive officers with discretion as to the terms of any severance arrangement that might be provided upon such termination. This is consistent with our performance-based employment and compensation philosophy.

We do have restraint of trade agreements with each of these named executive officers, except P.M. Belamant. The terms of these agreements provide that upon the termination of the executive’s employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business.

We do from time to time enter into employment agreements with senior executives of companies that we acquire in connection with the acquisition. Compensation under such employment agreements would not ordinarily be determined by reference to peer group comparisons. We entered into two service agreements with Mr. Oh in June 2014, in connection with his roles at Net1 Korea and KSNET. The terms of these two three-year agreements were based on the original KSNET service agreement with Mr. Oh that concluded in October 2010, and no peer group comparisons were performed.

We appointed Mr. Oh as a representative director of Net1 Korea and entered into a three-year service agreement with him in conjunction with such appointment. Under the Net1 Korea service agreement, Mr. Oh is entitled to receive the following cash compensation: (i) an annual base salary of KRW 10 million and (ii) an annual bonus of up to KRW 80 million, based on the achievement of qualitative targets determined by our Chairman. The qualitative target for the 2016 fiscal year was the successful launch in Korea during the year of any of our products that are not currently marketed by Net1 Korea in the Korean market (e.g., Virtual Credit Card, Variable PIN, Money transfers, and bill payments). The other terms of the Net1 Korea service agreement are substantially similar to the terms of the KSNET service agreement described below.

Under the KSNET service agreement, Mr. Oh is entitled to receive: (i) an annual base salary of KRW 405 million and (ii) an annual bonus of up to KRW 440 million, which comprises a quantitative and qualitative portion.

The quantitative portion of the annual bonus is capped at a maximum of KRW 338 million and will be based on the achievement of specified levels of KSNET’s free cash flow and profit before interest and tax and any bonus under the service agreement (“PBIT”) during any calendar year during the term of the service agreement, as described below. Mr. Oh is entitled to receive KRW 2 million for every KRW 1 billion of free cash flow (defined as operating cash flow, minus tax and capital expenditures) during the year. The maximum payable in respect of the free cash flow metric is KRW 50 million.

If PBIT is at least 90% but less than 100% of the previous year’s PBIT, then Mr. Oh is entitled to receive (i) KRW 208 million, minus (ii) KRW 10 million for each 1% by which current PBIT is less than the previous year’s PBIT. If PBIT is equal to or greater than the previous year’s PBIT, then Mr. Oh is entitled to receive KRW 208 million, plus KRW 3,333,333 for each 1% increase in PBIT when compared to the previous year (up to a maximum of KRW 80 million in respect of the excess), for a total maximum of KRW 288 million.

The qualitative portion of the annual bonus is capped at a maximum of KRW 102 million and is based on the achievement of certain key objectives to be determined annually by our Chairman. Each item comprising the qualitative portion is based on performance during our fiscal year ending June 30. Achievement of the qualitative targets will be determined by our Remuneration Committee each year.

The qualitative targets for the 2016 fiscal year were:

(i)   If KSNET maintains or improves its market position in the Korean card value-added network (“VAN”) market, or if KSNET internally improves the relative contribution of the banking VAN, payment gateway (“PG”), and purchase business unit compared to the core VAN business unit (i.e. if banking VAN, PG, and purchase business unit contribute more than the current 14% of gross profit), Mr. Oh is entitled to receive KRW 50 million; and

(ii)   If KSNET is not the subject of any adverse regulatory findings, fines, or penalties during the relevant period, Mr. Oh is entitled to receive KRW 52 million.

Under the terms of his service agreements, Mr. Oh is entitled to participate in national health insurance and the national pension plan provided under the laws of Korea, to receive reimbursement for annual physical examinations for him and his spouse, education expenses and to make use of a company provided car and driver for business and reasonable personal use.

Similar to the restraint of trade agreements that we have with our other named executive officers, Mr. Oh’s service agreement provides that upon the termination of his services with us, he is restricted, for a period of 36 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The service agreement also provides for certain payments upon his termination of service by us without just cause, which payments are described below under “Potential Payments Upon Termination or Change-in-Control” on page 28.

Considerations Regarding Tax Deductibility of Compensation. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the three most highly compensated executive officers other than our Chief Executive Officer or Chief Financial Officer. Certain qualified performance-based compensation is not subject to this deduction limit. To maintain flexibility in compensating our named executive officers in a manner designed to promote our various corporate goals, it is not a policy of the Remuneration Committee that all executive compensation must be tax-deductible. The Remuneration Committee believes that the importance of retaining this flexibility outweighs the benefits of tax deductibility.

Compensation Consultants. Neither we nor the Remuneration Committee have any contractual arrangement with any compensation consultant or used the services of any compensation consultant who has a role in determining or recommending the amount or form of executive officer compensation.

Role of Shareholder Say-on-Pay Votes. We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held on November 11, 2015, approximately 73% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee considered the outcome of that advisory vote to be an endorsement of the Remuneration Committee’s compensation philosophy and implementation. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of 2016 Compensation

Base Salary. Salaries for fiscal 2016 were determined in the first quarter of the 2016 fiscal year after a review of our peer group companies described above. The annual base salaries of Messrs. S.C.P. Belamant, Kotzé and Soma were increased by 3% to $1,004,250, $531,480 and $324,450, respectively. The increase in annual base salary in each case was effective July 1, 2015. Mr. Oh received base salaries for fiscal 2016 under the terms of his new service agreements. See “Implementing our Objectives—Employment Agreements.” Mr. P.M. Belamant’s annual base salary was increased by 3% to GBP 190,776, effective October 1, 2015.

Payments under Cash Incentive Award Plan for Messrs. S.C.P. Belamant and Kotzé. During the first quarter of fiscal 2016, the Remuneration Committee established a cash incentive award plan for Messrs. S.C.P. Belamant and Kotzé pursuant to which each of them would be eligible to earn a cash incentive award based on our fiscal 2016 financial performance and his individual contribution toward the achievement of certain corporate objectives. The plan provided for a target-level cash incentive award of 100% of the executive’s base salary for fiscal 2016, 70% of which was to be based on a quantitative metric (achievement of specified levels of fundamental diluted earnings per share) and 30% of which was to be based on the level of achievement of the qualitative factors described below.

The quantitative portion of the award provided for threshold, target and maximum amounts of 50%, 100% and 200% for Mr. S.C.P. Belamant, and 50%, 100% and 150% for Mr. Kotzé, of the executive’s respective base salary multiplied by 0.70 (to reflect that 70% of the target award was based on the quantitative factors). The qualitative portion of the award was limited to 100% of the executive’s base salary multiplied by 0.30 (to reflect that 30% of the target award was based on qualitative factors).

Quantitative Portion of the Cash Incentive Award Plan

The quantitative portion of the cash incentive award plan was based on the achievement of specified levels of fundamental diluted earnings per share for fiscal 2016. The following levels of fundamental diluted earnings per share entitle the executive to receive the following percentages of this portion of the award:

•	At or below $ 2.49 (threshold)—0%

•	$ 2.61 (target)—100%

•	At or above $ 2.73 (maximum)—200% for Mr. S.C.P. Belamant and 150% for Mr. Kotzé

Fundamental EPS above $2.49 and below $2.73 is interpolated on a linear basis and rounded to the nearest percentage.

Quantitative Portion of the Cash Incentive Award Plan—Potential and Actual Payments

The table below presents our potential and actual payments to Messrs. S.C.P. Belamant and Kotzé related to the quantitative portion of our cash incentive award plan for fiscal 2016:

2016 Quantitative portion of cash incentive award plan
	Serge C.P. Belamant—		Herman G. Kotzé—
	Chief Executive Officer		Chief Financial Officer
	Potential		Potential
	Payment	Actual	Payment	Actual
	($)	($)	($)	($)
Threshold	0		0
Target	702,975		372,036
Maximum	1,405,950		558,054
Actual		0		0

After the close of fiscal 2016, the Remuneration Committee met and determined each element of the Company’s financial performance described above and each executive’s contribution toward the progress against the qualitative objectives. Based on fundamental diluted earnings per share of less than $2.49 per share, the Remuneration Committee determined to make no award to Messrs. S.C.P. Belamant and Kotzé in respect of the quantitative portion of the cash incentive award plan for fiscal 2016.

Qualitative Portion of the Cash Incentive Award Plan

Each of Messrs. S.C.P. Belamant and Kotzé was entitled to receive up to 30% of his annual base salary based on his individual contribution toward the achievement of the following Company-wide shareholder enhancing objectives no later than August 2016 (which is the scheduled time during the year that the Remuneration Committee reviews performance against the qualitative metrics of our cash incentive award plan):

•	implementation of the strategic and operating plans, including, in the case of Mr. S.C.P. Belamant , development of a succession plan for senior management;
•	growth and geographical expansion of mobile payments business; and
•

establishment of UK-based presence, with appropriate staffing levels to support our geographical expansion strategy. In the case of Mr. S.C.P. Belamant, satisfaction of this portion of the objective includes spending a significant portion of his time in the UK to oversee the execution of this strategy.

After the close of fiscal 2016, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee determined to award each of Mr. S.C.P. Belamant and Mr. Kotzé 83.33%, or $251,063 and $132,870, respectively, of the qualitative portion of the cash incentive award.

In reaching its conclusion, the Remuneration Committee considered several factors. First, the Remuneration Committee identified that succession planning remains a priority issue for our Board and an ongoing obligation of Mr. S.C.P. Belamant. The Remuneration Committee acknowledged that a new organizational plan had been produced by Mr. S.C.P. Belamant as a blueprint for growth of our Company; however, the Board still has to consider and discuss the organization plan. The Remuneration Committee therefore determined that there was progress in the succession plan; however, it had not been finalized at August 25, 2016.

Second, the Remuneration Committee determined that the targeted growth and geographical expansion of the mobile payments business had been achieved, including signing an agreement in India and the acquisition of Transact 24 and Masterpayment.

Lastly, the Remuneration Committee noted that a fully functioning office had been established in the United Kingdom during the period and four employees, including Messrs S.C.P. Belamant and P.M. Belamant, are now based there. The Remuneration Committee determined that the target had been achieved in light of this progress as well as the on-going business development activities in Europe and elsewhere.

Bonus for Mr. Oh pursuant to employment contracts. The table below presents our potential and actual payments to Mr. Oh related to the achievement of his quantitative targets for fiscal 2016:

	Cash flow metric		PBIT metric		Total
	Potential		Potential		Potential
	Payment	Actual	Payment	Actual	Payment	Actual
	($)	($)	($)	($)	($)	($)
Threshold	1,707		92,157		93,864
Target	1,707		177,487		179,194
Maximum	42,665		245,751		288,416
Actual		25,599		177,487		203,086

For fiscal 2016, the Remuneration Committee awarded $87,037 to Mr. Oh for the qualitative portion of his bonus. In reaching its award determination, the Remuneration Committee concluded that Mr. Oh had met two of his qualitative objectives for fiscal 2016: (1) maintaining or improving our market position in the Korean Card VAN market and (2) KSNET not being subject to any adverse regulatory findings, fines or penalties. The Remuneration Committee determined that Mr. Oh had not successfully launched any of our products in Korea, which was one of his objectives

Bonuses for Messrs S.C.P. Belamant, Kotzé, P.M. Belamant and Soma. The Remuneration Committee determined to award a bonus of 10% of fiscal 2016 base salary, or $100,425 and $53,148, respectively, to Messrs S.C.P. Belamant and Kotzé as recognition for closing the International Finance Corporation transaction, ongoing negotiations with SASSA and managing ongoing legal proceedings against our Company. Mr. P.M. Belamant, our Managing Director – ZAZOO Limited received a bonus of $66,772 for fiscal 2016, as a result of his contribution to the internationalization of our business and steps to diversify our operations outside of South Africa and his ongoing oversight of the existing South African businesses in his portfolio, including our Manje services that have proven to be extremely successful in a short period of time. Mr. Soma, our Vice-President – Information Technology received a bonus of $113,558 for fiscal 2016, as a result of his ongoing management of our strategic relationship with MasterCard, World Food Program and Grindrod Bank Limited and continuing oversight of the information technology component of our Sarbanes-Oxley compliance. These relationships are vital to our South African businesses, including social welfare distribution and EasyPay Everywhere, as well as to our international expansion plans where a worldwide MasterCard agreement may provide us with competitive pricing and result in accelerated implementations.

Equity Incentive Awards. On August 19, 2015, Messrs. S.C.P. Belamant, Kotzé, Oh, P.M. Belamant and Soma were awarded 100,175, 39,762, 12,000, 11,600 and 12,000 shares of our restricted stock, respectively. These shares of restricted stock will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis on the date that we file our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and (2) if that condition is satisfied, then the shares will vest based on the level of Fundamental EPS we achieve for the fiscal year ended June 30, 2018 (“2018 Fundamental EPS”), as follows – (i) one-third of the shares will vest if we achieve 2018 Fundamental EPS of $2.88; (ii) two-thirds of the shares will vest if we achieve 2018 Fundamental EPS of $3.30; and (iii) all of the shares will vest if we achieve 2018 Fundamental EPS of $3.76. At levels of 2018 Fundamental EPS greater $2.88 and less than $3.76, the number of shares that will vest will be determined by linear interpolation relative to 2018 Fundamental EPS of $3.30.

Other. From December 2015, the Remuneration Committee agreed to pay Mr. S.C.P. Belamant a housing allowance. In addition, we provide on-site residential security services for Mr. S.C.P. Belamant consisting of two armed guards. These services are provided based on bona fide business-related security concerns and are an integral part of our overall risk management program. The Board believes that provision of these security services is a necessary and appropriate business expense because Mr. S.C.P. Belamant’s personal safety and security are of the utmost importance to us and our shareholders. These security services may be viewed as conveying a personal benefit to Mr. S.C.P. Belamant. We believe that it is beneficial for Mr. Kotzé to obtain citizenship of a country in the European Union in order to effectively expand into the European marketplace.We have agreed to pay all costs related to this process and during fiscal 2016 we reimbursed certain legal expense incurred. During fiscal 2016, Mr. S.C.P. Belamant and Mr. Kotzé elected to have unused vacation days paid to them.

Under Mr. Oh’s service agreement, he was paid or reimbursed for the items described under “— Compensation Discussion and Analysis—Implementing our Objectives—Employment Agreements.” As a result of PM Belamant’s relocation to the UK, we agreed to pay the monthly rental fees for his private residence until such time as he purchases a property, at which time he would be entitled to a housing allowance. This benefit expires in November 2016. He also participates in a tax equalization program under which we will reimburse him, in cash, for any additional taxes paid as a result of his residence in the UK. Finally, we have agreed to reimburse Mr. P.M. Belamant for two economy class seats per calendar year between South Africa and the UK.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2016

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Net 1 UEPS Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which comprises three independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our Chief Executive Officer, Serge C.P. Belamant, and our Chief Financial Officer, Herman G. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board that the “Compensation Discussion and Analysis” section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee
Alasdair J.K. Pein, Chairman
Christopher S. Seabrooke
Paul Edwards

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the “total compensation” earned during fiscal years 2016, 2015 and 2014, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2016. The actual value realized by our named executive officers in fiscal 2016 from long-term equity incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 28.

Target annual incentive awards for fiscal 2016 are presented in the Grants of Plan-Based Awards table on page 26.

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SUMMARY COMPENSATION TABLE (1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2016, 2015 and 2014.

							Non-Equity
							Incentive
						Option	Plan	All Other
				Stock		Awards	Compens-	Compens-
Name and		Salary ($)	Bonus ($)	Awards		($)	ation ($)	ation		Total
Principal Position	Year	(2)	(3)	($)		(4)	(3)	($)		($)

Serge C.P. Belamant, Chief	2016	1,004,250	100,425	2,008,509	(5)	-	251,063	239,007	(6)	3,603,254
Executive Officer,	2015	975,000	-	276,213		379,613	1,657,500	24,810	(6)	3,313,136
Chairman of the Board and Director	2014	937,125	-	-		306,533	1,555,628	27,270	(6)	2,826,556

Herman G. Kotzé, Chief	2016	531,480	53,148	797,228	(5)	-	132,870	123,931	(7)	1,638,657
Financial Officer, Treasurer,	2015	516,000	-	146,229		200,970	696,600	-		1,559,799
Secretary and Director	2014	496,125	-	-		162,281	649,924	-		1,308,330

	2016	354,121	-	240,600	(5)	-	290,123	70,978	(9)	955,822
Phil-Hyun Oh, President –	2015	386,856	-	-		122,498	368,212	63,009	(9)	940,575
KSNET	2014	357,322	-	97,998	(8)	-	190,572	65,707	(9)	711,599
Philip M. Belamant,
Managing Director –								268,948
ZAZOO Limited (10)	2016	189,387	66,772	232,580	(5)	-	-	(11)		757,687
	2016	324,450	113,558	240,600	(5)	-	-	-		678.608
Nitin Soma, Vice-President	2015	315,000	315,000	77,850		122,498	-	-		830,348
– Information Technology	2014	302,400	290,304	-		98,913	-	-		691,617

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2016, 2015 or 2014. All other columns have been omitted.

(2)

The applicable amount for Mr. S.C.P. Belamant is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment through November 2015, and from December 2015, paid in USD. The applicable amount for Mr. Kotzé and Mr. Soma is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Oh’s salary is denominated and paid in Korean won (“KRW”) and has been translated into USD at the average exchange rate for the applicable fiscal year. Mr. P.M. Belamant’s salary is denominated and paid in GBP and has been translated into USD at the average exchange rate for 2016.

(3)

Bonus and non-equity incentive plan compensation represent amounts earned by Messrs. S.C.P. Belamant, Kotzé and Soma for the fiscal years ended June 30, and were paid after close of the fiscal year. The quantitative portion earned of Mr. Oh’s 2016 non-equity incentive plan was paid in February 2016 and the qualitative portion was paid after close of the fiscal year. The amounts for Messrs. S.C.P. Belamant, Kotzé and Soma are denominated in USD, the amount for Mr. Oh is denominated and paid in KRW, and as applicable, translated into USD at the average exchange rate for the year in which amount was earned, and the amount for Mr. P.M. Belamant is denominated and paid in GBP.

(4)

Represents FASB ASC Topic 718 grant date fair value of stock options granted under our stock incentive plan. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2016, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5)

Represents FASB ASC Topic 718 grant date fair value of restricted stock granted under our stock incentive plan. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2016, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(6)

For fiscal 2016, includes a housing allowance of $72,021, which was paid in GBP and translated into USD at the average exchange rate for the year, encashment of leave of $145,440, which was paid in ZAR and translated at the average exchange rate in the month of payment and $21,546 for costs of security guards for Mr. S.C.P. Belamant, which are paid in ZAR and translated at the average rate for the year. Fiscal 2015 and 2014 amounts represent cost of security guards for Mr. S.C.P. Belamant and were paid in ZAR and translated at the average exchange rate for the applicable year.

(7)

Includes reimbursement of costs related to the application of citizenship in the European Union of $64,285 and the $57,646 related to the encashment of leave, which was paid in ZAR and translated at the average exchange rate in the month of payment.

(8)

Represents FASB ASC Topic 718 grant date fair value of shares of restricted stock awarded in August 2013, one-third of which vest on August 21 of 2014, 2015 and 2016. Vesting of the award shares is conditioned upon Mr. Oh’s continuous service through the applicable vesting date. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2016, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(9)

Represents payments made by us for Mr. Oh’s Korea mandatory employee national health insurance, national pension, school fees and automobile expenses, which are paid in KRW translated into USD at the average exchange rate for the year. The fiscal 2016, 2015 and 2014 amounts include car rental of $33,926, $28,525 and $29,157, respectively.

(10)	Mr. P.M. Belamant was not a named executive officer for 2015 and 2014.

(11)

Represents payments made by us to Mr. P.M. Belamant’s as tax equalization payments ($120,027), reimbursement for rental of private residence ($101,948), housing allowance ($38,142) and reimbursement of private travel to South Africa ($8,831); which are paid in GBP and translated into USD at the average exchange rate for the year.

ACTUAL 2016 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2016 for our named executive officers pursuant to our target incentive compensation program:

GRANTS OF PLAN-BASED AWARDS (1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2016 to each of our named executive officers.

							All Other
							Stock	Grant
							Awards:	Date Fair
							Number	Value of
				Estimated Future Payouts Under Non-			of Shares	Stock and
				Equity Incentive			of Stock	Option
				Plan Awards (2)			or Units	Awards
		Date of	Type
	Grant	Committee	of	Threshold	Target	Maximum
Name	Date	Action	Award	($)	($)	($)	(#)	($)
Serge	-	08/19/15	AC	35,149	1,004,250	1,707,225
C.P. Belamant	08/19/15	08/19/15	RS				100,175	2,008,509
Herman	-	08/19/15	AC	18,602	531,480	717,498
G. Kotzé	08/19/15	08/19/15	RS				39,762	797,228
Phil-Hyun	-	06/30/14	AC	93,863	334,495	443,718
Oh	08/19/15	08/19/15	RS				12,000	240,600
Philip M. Belamant	08/19/15	08/19/15	RS				11,600	232,580
Nitin Soma	08/19/15	08/19/15	RS				12,000	240,600

(1)	AC (annual cash incentive award); RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2016. All other columns have been omitted.

(2)

On August 19, 2015, the Remuneration Committee approved a fiscal 2016 cash incentive award plan for Messrs. S.C.P. Belamant and Kotzé. The plan and the actual payments made there under are described in detail under “–Compensation Discussion and Analysis—Elements of 2016 Compensation—Payments under Cash Incentive Award Plan for Messrs. S.C.P. Belamant and Kotzé.” There was no threshold for the qualitative portion of the award plan and therefore the amount presented includes only the quantitative portion of the plan. At or below fundamental diluted earnings per share of $2.49, no amounts would have been paid. Target and maximum payouts were to be made at fundamental diluted earnings per share of $2.61 and $2.73, respectively, with awards to be interpolated on a linear basis relative to $2.61 at levels of fundamental diluted earnings per share between $2.49 and $2.73. A cash incentive plan for Mr. Oh is set forth in his service agreement. The plan and the actual payments made there under are described in detail under “–Compensation Discussion and Analysis— Elements of 2016 Compensation—Bonus for Mr. Oh pursuant to employment contracts.” The threshold, target and maximum amounts for Mr. Oh are denominated in KRW and have been translated to USD using the average exchange rate for fiscal 2016.

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END (1)

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2016. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $9.99 of our common stock on June 30, 2016, the last trading day of the fiscal year.

	Option Awards					Stock Awards
	Number	Number							Equity
	of	of							Incentive Plan	Equity Incentive
	Securities	Securities							Awards:	Plan Awards:
	Under-	Under-						Market	Number of	Market or
	lying	lying				Number of		Value of	Unearned	Payout Value of
	Unexer-	Unexer-				Shares or		Shares or	Shares, Units	Unearned
	cised	cised				Units of		Units of	or Other	Shares, Units or
	Options	Options		Option		Stock That		Stock That	Rights That	Other Rights
	(#)	(#)		Exercise	Option	Have Not		Have Not	Have Not	That Have Not
	Exer-	Unexer-		Price	Expiration	Vested		Vested	Vested	Vested
Name	cisable	cisable		($)	Date	(#)		($)	(#)	($)
Serge C.P.	80,000	-		$22.51	8/24/2016	83,448	(3)	833,646
Belamant	200,000	-		$24.46	8/24/2018	100,175	(4)	1,000,748
	130,000	-		$13.16	5/20/2019	-		-
	100,000	-		$10.59	11/10/2020	-		-
	37,334	-		$7.98	10/28/2021	-		-
	34,000	-		$8.75	08/22/2022	-		-
	40,476	40,476	(1)	$7.35	08/21/2023	-		-
	27,816	55,632	(2)	$11.23	08/27/2024	-		-
Herman G.	35,000	-		$22.51	8/24/2016	44,178	(3)	441,338
Kotzé	100,000	-		$24.46	8/24/2018	39,762	(4)	397,222
	110,000	-		$13.16	5/20/2019	-		-
	67,000	-		$10.59	11/10/2020	-		-
	20,000	-		$7.98	10/28/2021	-		-
	18000	-		$8.75	08/22/2022	-		-
	21,428	21,428	(1)	$7.35	08/21/2023	-		-
	14,726	29,452	(2)	$11.23	08/27/2024
Phil-Hyun Oh	8,976	17,952	(2)	$11.23	08/27/2024	4,445	(5)	44,406
						12,000	(4)	119,880
Philip M.	14,726	29,452	(2)	$11.23	08/27/2024	3,334	(5)	33,307
Belamant						11,035	(6)	110,240
						11,600	(4)	115,884
Nitin Soma	20,000	-		$22.51	8/24/2016	24,328	(6)	243,037
	60,000	-		$24.46	8/24/2018	12,000	(4)	119,880
	60,000	-		$13.16	5/20/2019
	16,666	-		$8.75	08/22/2022
	13,061	13,061	(1)	$7.35	08/21/2023
	8,976	17,952	(2)	$11.23	08/27/2024

(1)	These options vested on August 21, 2016.

(2)	Fifty percent of these options vested and will vest on August 27, 2016 and 2017, respectively.

(3)

These shares of restricted stock were awarded in August 2014, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to appropriate adjustment for any stock split or stock dividend) for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full- time basis when the condition in (1) is met.

(4)

These shares of restricted stock were awarded in August 2015, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis on the date that we file our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and (2) if that condition is satisfied, then the shares will vest based on the level of 2018 Fundamental EPS, as follows – (i) one-third of the shares will vest if we achieve 2018 Fundamental EPS of $2.88; (ii) two-thirds of the shares will vest if we achieve 2018 Fundamental EPS of $3.30; and (iii) all of the shares will vest if we achieve 2018 Fundamental EPS of $3.76. At levels of 2018 Fundamental EPS greater $2.88 and less than $3.76, the number of shares that will vest will be determined by linear interpolation relative to 2018 Fundamental EPS of $3.30.

(5)	These shares of restricted stock were awarded in August 2013, and vested on August 21, 2016.

(6)

These shares of restricted stock were awarded in November 2014, and will vest in full on the date, if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to adjustments for any stock splits and/ or stock dividends) for a period of 30 consecutive trading days during a period commencing on the date when we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

OPTION EXERCISES AND STOCK VESTED(1)

There were no stock options exercised by our named executive officers during fiscal 2016. The following table shows all stock awards that vested during fiscal 2016.

Stock Awards
	Number of shares	Value Realized
	acquired on vesting	on Vesting
Name	(#)	($)(2)
Serge C.P. Belamant	-	-
Herman G. Kotzé	-	-
Phil-Hyun Oh	4,444	88,791
Philip M. Belamant	3,333	66,593
Nitin Soma	-	-

(1)

Includes only those columns relating to stock awards held by our named executive officers that vested in fiscal 2016. Since none of our named executive officers exercised stock options during fiscal 2016, all other columns have been omitted.

(2)	The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above under “Compensation Discussion and Analysis”, we do not have employment, severance or change of control agreements with named executive officers, other than the service agreements with Mr. Oh. In addition, none of our outstanding equity awards include provisions for accelerated vesting upon a change in control of our Company or termination of employment following such a change in control.

Under the terms of Mr. Oh’s service agreements, if he is removed from office as a director of KSNET or Net1 Korea without justifiable cause, he is entitled to receive the amounts of base salary and the bonus (if any) that would have been due and payable to him if he was fully employed with us for the remainder of the then-current fiscal year. The term “justifiable cause” includes any of the following circumstances, as well as any other circumstances permitted under applicable law:

•	Mr. Oh has breached the provisions on non-competition or confidentiality of the service agreements;

•	Mr. Oh has taken actions that are likely to result in a material loss of or harm to the business, reputation or goodwill of KSNET or Net1 Korea;

•	Mr. Oh has misappropriated funds or assets of KSNET or Net1 Korea;

•	Mr. Oh has concealed from or falsely disclosed to KSNET or Net1 Korea his name, age, education, experience, or other personal information;

•	Mr. Oh has failed to show performance results or job capacity;

•	Mr. Oh has committed a crime or offense which will adversely affect the interest or reputation of KSNET or Net1 Korea; or

•	Mr. Oh has committed gross negligence, willful misconduct or any violation of laws in performance of his duties.

Assuming that Mr. Oh was removed from office as a director of KSNET or Net1 Korea without justifiable cause on the last day of fiscal 2016, i.e., June 30, 2016, Mr. Oh would have been entitled to receive a cash severance equal to his achieved qualitative awards, or $93,863, for the fiscal year.

Mr. Oh is also entitled to a severance payment equal to 300% of his monthly base salary for each completed year of service at KSNET and Net1 Korea. Using exchange rates applicable as of June 30, 2016, and eight years of completed service at KSNET and two years of completed service at Net1 Korea, Mr. Oh would be entitled to a severance payment of $695,443.

Except as described above with respect to Mr. Oh, there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our named executive officers had terminated on June 30, 2016.

We do not have any ongoing obligation to provide post-termination benefits to our named executive officers after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. P.M. Belamant, Managing Director—ZAZOO Limited, is the son of Mr. S.C.P. Belamant, our Chairman and Chief Executive Officer. See “Executive Compensation” for information about Mr. P.M. Belamant’s compensation.

Grant van Wyk, Chief Operating Officer—ZAZOO Limited, is the son-in-law of Mr. S.C.P. Belamant. Mr. van Wyk was based in South Africa until August 2015, and was seconded to the UK from September 2015. All compensation for services performed in South Africa, including his bonus, was denominated in ZAR and translated into USD at the average exchange rate for fiscal 2016. All compensation for services performed in the UK is denominated and paid in GBP and has been translated into USD at the average exchange rate for fiscal 2016. Mr. van Wyk received a salary and bonus of $119,853 and $20,165, respectively, during fiscal 2016. He was also granted 4,800 shares of our restricted stock on August 19, 2015, on the same terms and conditions as those awarded to our named executive officers, which are described on page 27 of this proxy statement under “Equity Incentive Awards.” In connection with his secondment to the UK, Mr. van Wyk received housing and school fee allowances which aggregated $88,164 and $24,056, respectively, during fiscal 2016. He also received tax equalization payments and payment of UK health insurance contributions of $14,393 and $3,255, respectively.

Philippus Stefanus Meyer, Managing Director—Transact24, is one of our executive officers. Mr. Meyer’s wife, Lam Hiu Kwan, is employed by Transact24 and controls a company that performs transaction processing services and Transact24 provides technical and administration services to this company. We have recorded revenue of approximately $1.9 million related to this relationship during fiscal 2016. As of June 30, 2016, $0.4 million is due to us related to the service provided by Transact24. Ms. Lam also received a salary of $150,801 from Transact 24 during fiscal 2016. Transact24 also paid her Hong Kong Mandatory Provident Fund contributions and medical and travel insurance of $2,320 and $941, respectively.

Pursuant to the Policy Agreement, dated April 11, 2016, between the “IFC Investors and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors are currently not exercising that right. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a “put right.”

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Finally, we have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Chief Executive Officer and Chief Financial Officer are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

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AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2016 and 2015.

	2016	2015
	$ ‘000	$ ‘000
Audit Fees	1,631	1,844
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees – This category includes the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees – This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the fiscal years ended June 30, 2016 or 2015.

Tax Fees – This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2016 or 2015.

All Other Fees – This category consists of miscellaneous fees that are not otherwise included in the previous four categories. There were no such fees paid in the fiscal years ended June 30, 2016 or 2015.

Pre-Approval of Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2016 and 2015, all of the services provided by Deloitte with respect to fiscal years 2016 and 2015 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and available on our website at www.net1.com under the “Investor Relations–Governance” section. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein and Edwards. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Our Chief Executive Officer and Chief Financial Officer represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with our Chief Executive Officer and Chief Financial Officer and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee further considered whether the provision by Deloitte of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2016, for filing with the SEC.

Audit Committee
Christopher S. Seabrooke, Chairman
Alasdair J.K. Pein
Paul Edwards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table presents, as of September 23, 2016, information about beneficial ownership of our common stock by:

•	each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 52,521,345 shares of common stock outstanding as of September 23, 2016. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 23, 2016 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common
Name	Stock Beneficially Owned
	Number	%
Serge C.P. Belamant(1)	1,839,006	3.46%
Philip M. Belamant(2)	35,969	*
Paul Edwards(3)	14,161	*
Herman G. Kotzé(4)	676,248	1.28%
Phil-Hyun Oh (5)	29,952	*
Alasdair J.K. Pein(6)	74,680	*
Christopher S. Seabrooke(7)	21,946	*
Nitin Soma(8)	235,401	*
IFC Investors(9)	9,984,311	19.01%
Allan Gray Proprietary Limited(10)	8,605,256	16.38%
International Value Advisers, LLC(11)	7,433,785	14.15%
Directors and Executive Officers as a group(12)	3,397,210	6.32%

*Less than one percent

(1)

Comprises (i) 91,666 shares of unrestricted stock; (ii) 383,623 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; (iii) options to purchase 637,918 shares of common stock, all of which are currently exercisable; and (iv) 725,799 shares of common stock owned by CI Law Trustees Limited for the San Roque Trust dated 8/18/92. Mr. S.C.P. Belamant as proxy of CI Law Trustees has the power to vote all of CI Law Trustees’ shares. Does not include options to purchase 27,816 shares of common stock which are currently not exercisable by Mr. S.C.P. Belamant.

(2)

Comprises (i) 22,635 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (ii) options to purchase 13,334 shares of common stock, all of which are currently exercisable. Does not include options to purchase 6,666 shares of common stock which are currently not exercisable by Mr. P.M. Belamant.

(3)

Comprises 14,161 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Edwards’ continued service as a member of our Board on the applicable vesting date.

(4)

Comprises (i) 55,000 shares of unrestricted stock; (ii) 233,940 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (iii) options to purchase 387,308 shares of common stock, all of which are currently exercisable. Does not include options to purchase 14,726 shares of common stock which are currently not exercisable by Mr. Kotzé.

(5)

Comprises (i) 12,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (ii) options to purchase 17,952 shares of common stock, all of which are currently exercisable. Does not include options to purchase 8,976 shares of common stock which are currently not exercisable by Mr. Oh.

(6)

Comprises (i) 5,743 shares of unrestricted stock; (ii) 17,558 shares of restricted stock which vest over time and are subject to forfeiture; and (iii) 51,379 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary. Vesting of the restricted stock is conditioned on Mr. Pein’s continued service as a member of our Board on the applicable vesting date.

(7)

Comprises 21,946 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Seabrooke’s continued service as a member of our Board on the applicable vesting date.

(8)

Comprises (i) 18,333 shares of unrestricted stock; (ii) 36,328 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement; and (iii) options to purchase 180,740 shares of common stock, all of which are currently exercisable. Does not include options to purchase 8,976 shares of common stock which are currently not exercisable by Mr. Soma.

(9)

Based solely on Schedule 13D, dated May 24, 2016, filed by (i) International Finance Corporation (“IFC”); (ii) IFC African, Latin American and Caribbean Fund, LP (“ALAC”); (iii) IFC African, Latin American and Caribbean Fund (GP) LLC (“ALAC GP”); (iv) IFC Financial Institutions Growth Fund, LP (“FIG”); (v) IFC FIG Fund (GP), LLP (“FIG GP”); and (vi) Africa Capitalization Fund Ltd. (“AFCAP” and together with IFC, ALAC, ALAC GP, FIG and FIG GP). The business address of the IFC Investors is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(10)

Except as set forth in the last sentence of this footnote, the number of shares presented and all of the information contained in this footnote is based solely on Amendment No. 5 to Schedule 13G, dated February 12, 2016, filed by Allan Gray Proprietary Limited (“Allan Gray”), a corporation organized under the laws of the Republic of South Africa. The address of Allan Gray is 1 Silo Square, V&A Waterfront, Cape Town, 8001. Allan Gray has advised us that it has reported its beneficial ownership on Schedule 13G as a result of its sole dispositive power related to these shares and that all of such shares are owned by clients of entities wholly- owned by Allan Gray, and not by the Allan Gray entities themselves.

(11)

Based solely on Schedule 13F, dated August 12, 2016, filed by International Value Advisers, LLC. The business address of International Value Advisers, LLC is 717 Fifth Avenue, 10th Floor, New York, NY 10022.

(12)

Represents shares beneficially owned by the directors and executive officers. Includes shares issuable upon exercise of options to purchase 1,286,228 shares of common stock, all of which are currently exercisable and 768,750 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review and representations, we believe that all filings requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2016.

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2016, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the annual report (with exhibits) is available at the SEC’s website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2017 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2017 annual meeting of shareholders must deliver them to us by June 2, 2017, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2017 annual meeting of shareholders (other than a proposal presented for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 2, 2017, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 2, 2017, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at PO Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed at the end of October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa, Attention: Net 1 UEPS Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Serge C. P. Belamant
Chairman and Chief Executive Officer

September 30, 2016

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

NET1

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold
01 - Serge C.P. Belamant	☐	☐
02 - Herman G. Kotzé	☐	☐
03 - Christopher S. Seabrooke	☐	☐
04 - Alasdair J.K. Pein	☐	☐
05 - Paul Edwards	☐	☐

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2017.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

01WEVB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

NET1

Proxy — Net 1 UEPS Technologies, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 8, 2016. The undersigned appoints Serge C.P. Belamant and Herman G. Kotzé, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3.

PROXY SERVICES
c/o Computershare
PO Box 43126
Providence, RI 02940-5138

(Please Sign on Reverse Side)

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold
01 - Serge C.P. Belamant	☐	☐
02 - Herman G. Kotzé	☐	☐
03 - Christopher S. Seabrooke	☐	☐
04 - Alasdair J.K. Pein	☐	☐
05 - Paul Edwards	☐	☐

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2017.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

01WEVB

THIS SOUTH AFRICAN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This South African proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 8, 2016. The undersigned appoints Serge C.P. Belamant and Herman G. Kotzé, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this South African proxy.

This South African proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this South African proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3.

LINK MARKET SERVICES SOUTH AFRICA (PTY) LTD
Physical address: 13th floor, Rennie House, 19 Ameshoff Street, corner Biccard, Braamfontein
Postal address: PO Box 4844 Johannesburg 2000
Fax: +27 (0) 86 674 2450

(Please Sign on Reverse Side)